FLEMING ANNOUNCES DEPARTURE OF JOHN STANDLEY;
                 FINANCE AND ACCOUNTING PROMOTIONS MADE


Oklahoma City, December 6, 1999 - Fleming (NYSE: FLM) announced today that John Standley, after much thought, has decided to accept a position with Rite Aid Corporation as Executive Vice President and Chief Financial Officer. Several of the new executives being assembled for Rite Aid Corporation, including John Standley, have worked together in the past.

      "It is with sincere regret that I will be leaving Fleming as Executive Vice President and Chief Financial Officer at a time when the future has never looked brighter. I believe the high caliber of this Fleming management team will deliver outstanding performance and growth for Fleming," said Standley. "This, however, is such a significant opportunity for me and my family that I simply could not say 'no'."

      Fleming also announced the promotions of several executives in the finance and accounting areas. Kevin Twomey has been elected Senior Vice President Finance and Controller, having assumed additional finance responsibilities for the treasury and investor relations functions. John Thompson has been promoted to the new position of Senior Vice President Business Development Finance. Other promotions include: Alan McIntyre to Vice President Treasurer; Mike Freeman to Vice President Corporate Controller; Mark Neumeister to Vice President Taxes; James Scribner to Vice
President Real Estate and Credit Analysis; and Dan Esmon to Vice President Shared Services Accounting Center.

      "We wish the best of luck to John and thank him for assuring a smooth transition as he prepares to move to his new responsibilities," said Mark Hansen, Chairman and CEO of Fleming. "John is a very talented and bright executive who will make significant contributions in his new role."

Kevin Twomey and John Thompson jointly will assume the Chief Financial Officer responsibilities and report to Mark Hansen until a replacement is named.

      "We have enormous confidence in these executives and are pleased to make these well-deserved promotions," said Hansen. "These changes reflect a substantial depth of talent within the company and will enhance our new Customer Support and Shared Services Centers."

      Fleming is a leading wholesale and retail company, serving approximately 3,000 supermarkets and other retail businesses in 41 states, including approximately 250 company-owned stores.

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